UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2019
Spark Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36559	46-5453215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12140 Wickchester Ln, Ste 100
Houston, Texas 77079
(Address of Principal Executive Offices)
(Zip Code)
(713) 600-2600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of exchange on which registered
Class A common stock, par value $0.01 per share	SPKE	The NASDAQ Global Select Market
8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share	SPKEP	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Effective July 11, 2019, Spark Energy, Inc., a Delaware corporation (the “Company”), entered into a TRA Termination and Release Agreement (the “Release Agreement”), by and among the Company, Spark HoldCo, LLC, a Delaware limited liability company and subsidiary of the Company (“Spark HoldCo”), Retailco, LLC, a Texas limited liability company (“Retailco”), NuDevco Retail, LLC, a Delaware limited liability company (“NuDevco Retail” and, together with Retailco, the “Members”), and W. Keith Maxwell III.

The Release Agreement provides for a full and complete termination of any further payment, reimbursement or performance obligation of the Company and Members under that certain Tax Receivable Agreement (the “TRA”), dated August 1, 2014, by and among the Company, Spark HoldCo, NuDevco Retail Holdings, LLC (as predecessor in interest to Retailco), NuDevco Retail and Mr. Maxwell, whether past, accrued or yet to arise, including, without limitation, (i) the obligations of the Company with respect to any future and undetermined TRA payment obligation arising out of exchanges of Spark HoldCo units (and corresponding Class B Shares (as defined below)) or any early termination payment under the TRA, or (ii) any reimbursement or claw back payments the Members may owe the Company under the TRA. Certain minor provisions of the TRA, such as notice provisions, dispute resolution provisions, governing law and confidentiality obligations survive the termination of the TRA.

Pursuant to the Release Agreement, the Company will make a cash payment of approximately $11.2 million to the Members. In connection with the termination of the TRA, Spark HoldCo will be required to make a payment of approximately $16.3 million to the Members under the Spark HoldCo Third Amended and Restated Limited Liability Company Agreement, as amended, which amount the Members have agreed will be advanced to the Company and Spark HoldCo under the terms of an existing subordinated promissory note.

The Release Agreement contains a mutual release of claims, as well as customary representations, warranties and covenants. A copy of the Release Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01. The description above is a summary of the Release Agreement and is qualified in its entirety by the complete text of the Release Agreement.

Retailco and NuDevco Retail are owned indirectly by Mr. Maxwell, who serves as the Chairman of the Board of Directors of the Company. Mr. Maxwell, through Retailco and NuDevco Retail, owns a majority of the Company’s voting power. The terms of the Release Agreement were approved by a special committee of the Board of Directors composed exclusively of independent directors.

Item 1.02. Termination of a Material Definitive Agreement.

The description of the circumstances surrounding the termination of the TRA in Item 1.01 above is incorporated by reference into this Item 1.02. The TRA established the sharing of certain tax benefits realized by the Company as a result of the Members exchanging their membership units in Spark HoldCo, together with an equal number of shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Shares”) for shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Shares”). The TRA provided for the payment by the Company to the Members of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realized (or was deemed to realize in certain circumstances) in periods after its initial public offering as a result of (i) any tax basis increases resulting from the purchase by the Company of Spark HoldCo units from Retailco (or its predecessor in interest) prior to or in connection with the Company’s initial public offering, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the exchange right (or resulting from an exchange of Spark HoldCo units for cash as described above) and (iii) any imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company made under the TRA. In addition, payments the Company made under the TRA were increased by any interest accrued from the due date (without extensions) of the corresponding tax return. The Company retained the benefit of the remaining 15% of these tax savings.

Any TRA payments that would have been due with respect to a given taxable year were expected to be paid in December of the subsequent calendar year. In certain circumstances, the Company could have deferred or partially deferred any payment due (a “TRA Payment”). During the five-year period commencing October 1, 2014, the Company would defer all or a portion of any TRA Payment owed pursuant to the TRA to the extent that Spark HoldCo did not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment was to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•
“Cash Available for Distribution” was generally defined as the adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•
“Total Distributions” was defined as the aggregate distributions necessary to cause the Company to receive distributions of cash equal to (i) the targeted quarterly distribution the Company intended to pay, plus (ii) the estimated taxes payable by the Company during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio was being tested.

In the event that the TRA Coverage Ratio was not satisfied in any calendar year, the Company would defer all or a portion of the TRA Payment to the Members under the TRA to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo was not required to make and would not make the pro rata distributions to the Members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio was satisfied in any calendar year, the Company would pay the Members the full amount of the TRA Payment.

Following the five-year deferral period, the Company would have been obligated to pay any outstanding deferred TRA Payments (x) to the extent such deferred TRA Payments did not exceed (i) the lesser of the Company’s proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by the Company during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the TRA, is $0.18125 per share of Class A common stock and $0.546875 per share of Series A Preferred Stock per quarter) during the five-year deferral period, (b) the Company’s estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo had or reasonably determined it would have amounts necessary to cause the Company to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.

Item 7.01 Regulation FD Disclosure.

On July 15, 2019, the Company issued a press release announcing the Release Agreement and termination of the TRA. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01. The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	TRA Termination and Release Agreement, dated July 11, 2019, by and among Spark Energy, Inc., Spark HoldCo, LLC, Retailco, LLC, NuDevco Retail, LLC and W. Keith Maxwell III.
99.1	Press Release of Spark Energy, Inc. dated July 15, 2019.

Exhibit Index

Exhibit No.	Description

10.1	TRA Termination and Release Agreement, dated July 11, 2019, by and among Spark Energy, Inc., Spark HoldCo, LLC, Retailco, LLC, NuDevco Retail, LLC and W. Keith Maxwell III.
99.1	Press Release of Spark Energy, Inc. dated July 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2019	SPARK ENERGY, INC.
	By:	/s/ James G. Jones II
	Name:	James G. Jones II
	Title:	Chief Financial Officer